EXHIBIT 10.8

Dated: ______________________

ETFS COLLATERALIZED COMMODITIES TRUST

FORM OF DIRECT AGREEMENT

(relating to Funds established each as a separate series within the Trust)

between:

[COUNTERPARTY]

and

[AUTHORIZED PARTICIPANT]

Contents

1. Defined terms and interpretation	3

2. Obligations Relating To Settlement Failures	8

3. Undertakings	10

4. Representations	10

5. Acknowledgements of Authorized Participant	11

6. Payments and Interest	11

7. Deduction or Withholding for Tax	12

8. Set-Off	16

9. Notices	17

10. Amendment	18

11. Termination	18

12. Assignment	18

13. Survival	18

14. Miscellaneous	18

15. Governing law and Jurisdiction	18

16. Counterparts	19

Schedule 1 Representations and Warranties by Authorized Participant	20

Schedule 2 Representations and Warranties by Counterparty	21

DIRECT AGREEMENT

THIS AGREEMENT is made the [________] day of [________],

Between:

(1)	___________________ (“Counterparty”); and

(2)	___________________ (“Authorized Participant”);

whereas:

(A)

ETFS Collateralized Commodities Trust, a Delaware statutory trust (“Trust”), has established a platform pursuant to which shares issued by separate series thereof (“Funds”) will be subscribed by Authorized Participant and other parties each in their own capacity as an authorized participant.

(B)	Funds will enter into and terminate Commodity Contracts with Counterparty in accordance with the terms of the Facility Agreement and the Counterparty ISDA between Counterparty and each of the Funds.

(C)

Counterparty and Authorized Participant wish to record certain arrangements that they have made in relation to the issuance and redemption of Shares by the Funds and the entering into and terminating of Commodity Contracts between Counterparty and each of the Funds.

NOW IT IS HEREBY AGREED as follows:

DEFINED TERMS AND INTERPRETATION

Defined terms

In this Agreement, the following words and expressions have the following meanings unless the context otherwise requires:

“Additional Termination Event” has the meaning given in the Master Agreement;

“Affected Party” has the meaning given in the Master Agreement;

“Affected Transaction” has the meaning given in the Master Agreement;

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by that person, any entity that controls, directly or indirectly, that person, or any entity directly or indirectly under common control with that person; and for this purpose, control of any entity or person means ownership of a majority of the voting power of the entity or person;

“Agreement” means this agreement between Authorized Participant and Counterparty;

“Applicable Authorized Participant Agreement” means each authorized participant agreement deemed to have been entered into between Sponsor and Trust on behalf of each Fund and Authorized Participant with respect to Counterparty as “Commodity Contract Counterparty” (as defined in the Authorized Participant Agreement) pursuant to Section 17 of the Authorized Participant Agreement;

“Authorized Individual” means, in respect of a Party, a natural person having authority on behalf of that Party to sign notices, give instructions and make binding commitments on behalf of that Party in relation to activities contemplated by the Facility Agreement and the Counterparty ISDA or this Agreement as notified in writing by such Party from time to time;

“Authorized Participant Delayed Settlement” means, in relation to any Commodity Contracts, the [Creation Unit Capital Contribution] with respect to the corresponding Shares not being paid into the Commodity Contract Counterparty Account in full in cleared and immediately available US Dollar funds on the Payment Date for the entering into of those Commodity Contracts, other than any such failure which has occurred as a result of (i) the failure of Counterparty to comply with its obligations in respect of such Commodity Contracts under the Facility Agreement or (iii) an Authorized Participant Settlement Failure;

“Authorized Participant Settlement Failure” means an Authorized Participant Settlement Failure Event which has occurred and been continuing for a period of at least three Business Days running from and including the Settlement Failure Date;

“Authorized Participant Settlement Failure Event” means, in relation to any Commodity Contracts, the failure by Authorized Participant to comply with its obligations in respect of the Purchase Order for the Shares relating to those Commodity Contracts under the Applicable Authorized Participant Agreement (including without limitation a failure to pay the Creation Unit Capital Contribution in respect of those Shares on the Payment Date therefor in full in cleared and immediately available US Dollar funds into the Commodity Contract Counterparty Account in accordance with the Applicable Authorized Participant Agreement), other than any such failure which has occurred as a result of (i) the failure of the relevant Fund to comply with its obligations in respect of the issue of those Shares under the Applicable Authorized Participant Agreement or (ii) the failure of Counterparty to comply with its obligations in respect of the entering into of the corresponding Commodity Contracts under the Facility Agreement and the Counterparty ISDA;

“Business Day” means a Day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York;

“Cancellation” means the termination of Commodity Contracts in accordance with the Facility Agreement and the Counterparty ISDA (and “Cancel” and “Cancelled” shall be construed accordingly);

“Cancellation Amount” means, in respect of a Cancellation, the amount determined in accordance with the Facility Agreement and the Counterparty ISDA for that Cancellation;

“Change in Tax Law” means (a) any action taken by a taxing authority, or brought by a taxing authority in a court of competent jurisdiction after the date of this Agreement (regardless of whether such action is taken or brought with respect to a Party); or (b) the announcement, enactment, promulgation, execution or ratification or (in the case of sections 1471 to 1474 (inclusive) of the United States Internal Revenue Code of 1986) the coming into force of, or (in any case) any change or proposed change in or amendment or proposed amendment to, any law, regulation, order, guidance, treaty or practice relating to tax (or in the application or official interpretation by any competent authority of any law, treaty or practice relating to tax) that occurs on or after the date of this Agreement;

“Close-out Amount” has the meaning given in the Master Agreement;

“Commodity Contract” means a contract between a Fund and Counterparty Created in accordance with the Facility Agreement and the Counterparty ISDA, establishing obligations of Counterparty to Fund and Fund to the Counterparty;

“Commodity Contract Counterparty Account” means the bank account notified by Counterparty to the relevant Fund as such under the Facility Agreement from time to time;

“Compensation Amount” has the meaning given in Section 2.4;

“Compensation Amount Determination Date” has the meaning given in Section 2.3;

“Counterparty Delayed Settlement” means, in relation to any Commodity Contracts corresponding to Shares held by Authorized Participant which are to be Redeemed, the Cancellation Amount with respect to those Commodity Contracts not being paid into the applicable Redemption Account (as defined in the Facility Agreement) in full in cleared and immediately available US Dollar funds on the Payment Date for the Cancellation of those Commodity Contracts, other than any such failure which has occurred as a result of (i) the failure of Authorized Participant to comply with the provisions of the terms and conditions of the Shares relating to the Redemption of such Shares under the Applicable Authorized Participant Agreement, (ii) such payment being discharged by way of set-off between Counterparty and the relevant Fund under the Facility Agreement or the Counterparty ISDA, or (iii) a Counterparty Settlement Failure;

“Counterparty Group” means the Counterparty and its Affiliates;

“Counterparty ISDA” means the ISDA Master Agreement, dated as of __________, 2011, by and between the relevant Fund and Counterparty, including the Master Confirmation thereunder dated as of __________, 2011 between the Fund and Counterparty;

“Counterparty Settlement Failure” means a Counterparty Settlement Failure Event has occurred and has been continuing for a period of at least three Business Days running from and including the Settlement Failure Date;

“Counterparty Settlement Failure Event” means, in relation to any Commodity Contracts, the failure by Counterparty to comply with its obligations in respect of the Cancellation of those Commodity Contracts under the Facility Agreement and the Counterparty ISDA (including without limitation a failure to pay the Cancellation Amount in respect of those Commodity Contracts on the Payment Date therefor in full in cleared and immediately available US Dollar funds into the applicable Redemption Account (as defined in the Facility Agreement) in accordance with clause [12.8] of the Facility Agreement), other than any such failure which has occurred as a result of the failure of Authorized Participant to comply with the provisions relating to the Redemption of the corresponding Shares;

“Creation” means the entering into of Commodity Contracts in accordance with the Facility Agreement and the Counterparty ISDA and “Create” and “Created” shall be construed accordingly;

“Creation Amount” means, in respect of a Creation, the amount payable in accordance with the Facility Agreement and the Counterparty ISDA by or on behalf of the relevant Fund to Counterparty in respect of that Creation;

“Creation Unit Capital Contribution” means the amount payable in respect of a Purchase Order for the Shares comprised in a Creation Unit (as defined in the Trust Agreement) by crediting such amount to the Commodity Contract Counterparty Account in accordance with the Applicable Authorized Participant Agreement by Authorized Participant to the relevant Fund;

“Default Rate” means a rate per annum of interest equal to ________, compounding daily;

“Delayed Settlement” means either a Counterparty Delayed Settlement or an Authorized Participant Delayed Settlement;

“Determining Party” means, in relation to any Settlement Failure, the Party which is not the Settlement Failure Party;

“Early Termination Date” has the meaning given in the Master Agreement;

“Facility Agreement” means the Facility Agreement dated __________, 2011 between Counterparty and the relevant Fund providing for the entering into and termination of Commodity Contracts;

“Funding Rate” means a rate per annum of interest equal to _______, compounding daily;

“Group” means, in relation to a person, that person and any Affiliate of that person;

“Hedging Position” means, with respect to one or more Shares (if Authorized Participant is the Determining Party) or Commodity Contracts (if Counterparty is the Determining Party), any transaction (or group or series or portions of transactions) entered into by the Determining Party (or an Affiliate of the Determining Party) with any other person or persons (including, without limitation, Authorized Participant, Counterparty or an Affiliate of any of them) which it is commercially reasonable to regard as limiting or having the effect of limiting the extent to which the Determining Party (or an Affiliate of the Determining Party) will be affected by any risk or other exposure arising under or in respect of such Shares as a result of Authorized Participant giving an [Application]Form or a Redemption Notice in respect of those Shares (if Authorized Participant is the Determining Party), or in respect of such Commodity Contracts as a result of the relevant Fund giving any Notice for entering into or termination of those Commodity Contracts (if Counterparty is the Determining Party);

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement);

“law” includes any treaty, law, rule or regulation as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority;

(i)

“Master Agreement” means an agreement in the form of the 2002 ISDA Master Agreement (including the Schedule thereto) as if Counterparty and Authorized Participant had executed an agreement in such a form (but without any schedule thereto except for the election of New York law as the governing law;

“Notice” has the meaning given in Section 9.1;

“Notional Transaction” has the meaning given in Section 2.4;

“Other Amounts” has the meaning given in Section 8.1;

“Party” means a party to this Agreement;

“Payment Date” has the meaning given in the Facility Agreement;

“Proceedings” has the meaning given in Section 15.2;

“Prospectus” means the prospectus dated ________;

“Purchase Order” means an order for the issue of Shares by the relevant Fund given by the Authorized Participant in accordance with the Applicable Authorized Participant Agreement and the Trust Agreement;

“Redemption” means the redemption of Shares in accordance with the Trust Agreement and the Authorized Participant Agreement, and “Redeem” and “Redeemed” shall be construed accordingly;

“Redemption Amount” means the amount payable by or on behalf of a Fund to Authorized Participant upon Redemption of Shares;

“Relevant Transaction” has the meaning given in Section 4.3;

“Settlement Failure” means either a Counterparty Settlement Failure or an Authorized Participant Settlement Failure;

“Settlement Failure Amounts” has the meaning given in Section 0;

“Settlement Failure Date” means, in relation to a Settlement Failure Event, the date on which such Settlement Failure Event occurred;

“Settlement Failure Event” means a Counterparty Settlement Failure Event or an Authorized Participant Settlement Failure Event;

“Settlement Failure Party” means, in relation to a Settlement Failure, (a) Counterparty if the Settlement Failure is a Counterparty Settlement Failure or (b) Authorized Participant if the Settlement Failure is an Authorized Participant Settlement Failure;

“Share” means a Share issued by a Fund in accordance with and as defined in the Facility Agreement;

“Sponsor” means ETF Securities USA LLC, a Delaware limited liability company;

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax;

“Trust Agreement” means the Trust Agreement between the Sponsor and the Trustee under which the Trust is formed and which sets forth the rights and duties of the Sponsor and the Trustee;

“Termination Currency” has the meaning given in the Master Agreement;

“Transaction” has the meaning given in the Master Agreement;

“US Dollars” means the lawful currency of the United States of America.

Interpretation

The following rules shall apply to the interpretation of this Agreement unless the context otherwise requires:

Headings to sections, paragraphs, and other provisions of this Agreement are inserted for ease of reference only and shall not affect the interpretation of this Agreement.

Any reference to a person or persons includes reference to any individual, corporation, partnership, joint venture, association, public body, governmental authority or other entity.

Words in the singular shall also include the plural and vice versa.

Any reference to a Section or Schedule is a reference to a Section or Schedule of this Agreement.

Any reference to this Agreement or to any other agreement or document includes a reference to this Agreement, or, as the case may be, such other agreement or document, as amended, varied, novated, supplemented or replaced from time to time.

Any reference in this Agreement to a time is a reference to local time in New York, New York, USA.

Non Waiver

No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of such right or remedy or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

Consequence of unenforceability

If at any time any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable:

such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect; and

the Parties shall attempt to substitute for any invalid, illegal or unenforceable provision a valid, legal or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

Obligations Relating To Settlement Failures

Acknowledgements

Each of Counterparty and Authorized Participant acknowledges that:

in respect of entering into Commodity Contracts in respect of which notice has been delivered to Counterparty, the relevant Fund will not be able to make payment of the relevant Creation Amount unless and until Authorized Participant pays the Creation Unit Capital Contribution in respect of the corresponding Shares in accordance with the Applicable Authorized Participant Agreement [and the Trust Agreement];

in respect of each Redemption of Shares by Authorized Participant in relation to which notice has been delivered to Counterparty, a Fund will not be able to make payment of the relevant Redemption Amount to Authorized Participant unless and until Counterparty pays the Cancellation Amount in respect of the corresponding Commodity Contracts to that Fund; and

they have accordingly agreed to make payments to one another in accordance with this Section 0 if a Settlement Failure occurs.

Notification of Commodity Contract Counterparty Account

Counterparty shall notify Authorized Participant of the payment instruction and wiring details of the Commodity Contract Counterparty Account from time to time.

Notification of Compensation Amount Determination Date

If at any time a Settlement Failure occurs, then the Determining Party may by notice in writing to the Settlement Failure Party designate a day not earlier than the day such notice is effective as a Compensation Amount Determination Date in respect of that Settlement Failure. The Compensation Amount Determination Date in respect of that Settlement Failure will then occur on the date so designated, whether or not that Settlement Failure is then continuing.

Determination of Compensation Amounts

If a Compensation Amount Determination Date has been designated in respect of a Settlement Failure in accordance with Section 0, then the Determining Party will determine the Compensation Amount with respect to that Settlement Failure as the amount (denominated in US Dollars) that would have been its Close-out Amount under the Master Agreement if:

in relation to each Commodity Contract to which the Settlement Failure relates, Counterparty and Authorized Participant had entered into a Transaction the material terms of which are identical to the material terms of that Commodity Contract (but as if Authorized Participant had been a party thereto in place of the relevant Fund) (each such Transaction being a Notional Transaction);

the occurrence of the Settlement Failure constituted an Additional Termination Event under the Master Agreement, with respect to which:

Counterparty would be the sole Affected Party if the Settlement Failure were a Counterparty Settlement Failure, and Authorized Participant would be the sole Affected Party if the Settlement Failure were an Authorized Participant Settlement Failure; and

the only Affected Transactions were the Notional Transactions;

an Early Termination Date had occurred under the Master Agreement in respct of the Notional Transactions pursuant to the occurrence of such Additional Termination Event on the Compensation Amount Determination Date; and

the Termination Currency were US Dollars,

[and on the basis that the reference to “loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them)” in the definition of “Close-out Amount” shall include, without limitation, any loss or cost incurred, or gain realized, by the Determining Party or any of its Affiliates as a result of such person terminating, liquidating, obtaining or re-establishing any Hedging Position with respect to the Commodity Contracts (if Counterparty is the Determining Party) or the Shares (if Authorized Participant is the Determining Party) to which the Settlement Failure relates.]1

Calculations

The Determining Party will determine the Compensation Amount with respect to a Settlement Failure in accordance with Section 0 on or as soon as reasonably practicable following the occurrence of the Compensation Amount Determination Date for that Settlement Failure, and will provide to the

1 See comment above re 1992 ISDA.

Settlement Failure Party a statement showing, in reasonable detail, such calculations (including all relevant quotations, if any, and specifying the Compensation Amount).

Payment of Compensation Amounts

If the Compensation Amount is a positive number, the Settlement Failure Party will pay it to the Determining Party; if it is a negative number, the Determining Party will pay the absolute value of the Compensation Amount to the Settlement Failure Party. Such amount shall be payable by the relevant Party on the day on which the notice given by the Determining Party in respect of such Compensation Amount is effective. The Compensation Amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither Party will be entitled to recover any additional damages as a consequence of the occurrence of a Settlement Failure

Undertakings

Authorized Participant undertakes that it shall comply with its obligations and undertakings under the Applicable Authorized Participant Agreement, and further undertakes that it shall not represent or suggest to any potential investors in or distributors of Commodity Contracts that either Counterparty or any of its Affiliates has [structured] Shares, or provided any advice or information in respect of Shares, or accepted any responsibility in respect of the Prospectus.

Counterparty undertakes that it shall comply with its obligations and undertakings under the Facility Agreement and the Counterparty ISDA.

Representations

Authorized Participant hereby gives, as at the date of this Agreement and on each day on which Shares are issued to Authorized Participant, or Shares held by Authorized Participant are Redeemed, by Fund, the representations and warranties set out in Schedule 1.

Counterparty hereby gives, as at the date of this Agreement and on each day on which Commodity Contracts are Created or Cancelled between Counterparty and Fund under the Facility Agreement and Counterparty ISDA in connection with the issue or Redemption of Shares, the representations and warranties set out in Schedule 2.

Each of Authorized Participant and Counterparty represents to one another as follows on the date of this Agreement and on each day on which Shares are issued to Authorized Participant, or Shares held by Authorized Participant are Redeemed, by Fund and Commodity Contracts are Created or Cancelled between Counterparty and Fund under the Facility Agreement and Counterparty ISDA in connection with such issue or Redemption (each such issue, Redemption, entering into or Cancellation being a Relevant Transaction):

that it is acting for its own account, and it has made its own independent decisions to enter into this Agreement and (in the case of Authorized Participant) the Applicable Authorized Participant Agreement and (in the case of Counterparty) the Facility Agreement and the Counterparty ISDA and as to whether each Relevant Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary;

that it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into any Relevant Transaction; it being understood that information and explanations related to the terms and conditions of a Relevant Transaction shall not be considered investment advice or a recommendation to enter into that Relevant Transaction;

that no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Relevant Transaction;

that it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of each Relevant Transaction, and it is also capable of assuming, and assumes, the risks of any Relevant Transaction;

that the other party is not acting as a fiduciary for or an adviser to it in respect of any Relevant Transaction; and

that it is entering into (i) this Agreement, each Relevant Transaction, (in the case of Authorized Participant only) the Authorized Participant Agreement and (in the case of Counterparty only) the Facility Agreement and the Counterparty ISDA and (ii) any other documentation relating to this Agreement, each Relevant Transaction, (in the case of Authorized Participant only) the Authorized Participant Agreement and (in the case of Counterparty only) the Facility Agreement and the Counterparty ISDA as principal (and not as agent or in any other capacity, fiduciary or otherwise).

Acknowledgements of Authorized Participant

Authorized Participant acknowledges and agrees that:

the Shares have been structured and are being marketed or promoted to authorized participants (being persons who have entered into an “Authorized Participant Agreement” (as defined in the Facility Agreement) with the Fund and an agreement with the Counterparty in substantially the same form as this agreement) by Sponsor and/or the Funds alone, and that Counterparty has had and has no involvement in either of these processes;

Counterparty has not made, nor does it make, any representations to Authorized Participant as to (i) the suitability of Shares for Authorized Participant or any other investor; (ii) the appropriate accounting treatment or possible tax consequences of an investment in any Shares; or (iii) the expected performance of any Shares, either in absolute terms or relative to competing investments;

Counterparty has not verified the information contained in the Prospectus (other than the information expressly referred to in Section ___ of the Facility Agreement as having been provided by Counterparty) and has not made any representation, warranty or undertaking, express or implied, to any person or accepted any responsibility or liability as to the accuracy or completeness of any information contained in the Prospectus or any other information supplied in connection with Shares or their distribution;

Shares represent an interest in the Funds only and do not represent an interest in or obligation of Counterparty;

the interests in the Funds represented by the Shares are not guaranteed by Counterparty or any other member of the Counterparty Group; and

if it is in material breach of any selling restrictions to which it is subject under the Authorized Participant Agreement or this Agreement, and for any of the other reasons specified in the Facility Agreement, Counterparty shall be entitled to designate Authorized Participant an Unacceptable Authorized Participant for the purposes of the Facility Agreement.

Payments and Interest

Where a day on which a payment would otherwise be due and payable is not a Business Day, such payment shall be due and payable by the payer on the next following Business Day without interest.

All monies payable under this Agreement shall be paid in US Dollars in cleared and immediately available funds and without set-off or counterclaim (other than any set-off expressly contemplated by this Agreement purusuant to Clause 8).

Interest on any amount outstanding under this Agreement shall accrue from and including the date on which such outstanding amount was due to but excluding the date on which such outstanding amount is paid:

at the Funding Rate from and including the date on which such outstanding amount was due to but excluding the date falling three Business Days after that date; and

thereafter at the Default Rate.

Following the occurrence of a Delayed Settlement, the Counterparty shall calculate the Delayed Settlement Compensation Amount to be paid between Counterparty and Authorized Participant under this Section 6.4 on account of that Delayed Settlement. The Delayed Settlement Compensation Amount payable between the parties in relation to a Delayed Settlement shall be determined as an amount of interest accruing on the balance of the [Creation Unit Capital Contribution] (if an Authorized Participant Delayed Settlement) or Cancellation Amount (if a Counterparty Delayed Settlement) that is the subject of the Delayed Settlement from the Payment Date to which the Delayed Settlement relates. Such interest shall be determined as:

(a)	accruing at the Funding Rate; and:

(b)	ceasing to accrue:

(i)

in relation to the balance of a [Creation Unit Capital Contribution], (A) on the date on which the Commodity Contracts relating to such balance are Cancelled, or (B) if such Commodity Contracts are not so Cancelled, on the date on which such balance is paid by Authorized Participant into the Commodity Contract Counterparty Account in accordance with the Authorized Participant Agreement; and

(ii) in relation to the balance of a Cancellation Amount, on the date on which such balance is paid by Counterparty into the relevant Redemption Account (as defined in the Facility Agreement).

6.5 If the Delayed Settlement is a Counterparty Delayed Settlement, the Delayed Settlement Compensation Amount determined pursuant to Section 6.4 above shall be payable by Counterparty to Authorized Participant within 2 Business Days of written demand being made by Authorized Participant, and if the Delayed Settlement is an Authorized Participant Delayed Settlement, the Delayed Settlement Compensation Amount so determined shall be payable by Authorized Participant to Counterparty within 2 Business Days of written demand being made by Counterparty.

Deduction or Withholding for Tax

Gross-up

All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a Party is so required to deduct or withhold, then that Party (X) will:

promptly notify the other Party (Y) of such requirement;

pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 0) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:

the failure by Y to comply with or perform any agreement contained in Section 0 (if Y is Authorized Participant) or Section 0 (if Y is Counterparty) of this Agreement; or

the failure of a representation made by Y pursuant to Section 0 (if Y is Authorized Participant) or Section 0 (if Y is Counterparty) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a Party) or (II) a Change in Tax Law.

Liability

If:

X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 0; and

X does not so deduct or withhold; and

a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 7.3 (if Y is Authorized Participant) or Section 7.4 (if Y is Counterparty) of this Agreement.

Tax Covenants of Authorized Participant

Authorized Participant agrees:

to deliver a correct, complete and executed U.S. Internal Revenue Service Form W-9 (establishing an exemption from back-up withholding), W-8BEN, W-8ECI, W-8IMY, and/or W-8EXP or any successor thereto, including appropriate attachments, whichever is appropriate, (i) upon the execution of this Agreement, (ii) promptly upon reasonable demand by Counterparty, and (iii) before any such form previously provided by Authorized Participant has become obsolete or incorrect;

to deliver, with respect to any “withholdable payment” (within the meaning of section 1471 or 1472 of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date hereof), any forms required to be delivered pursuant to the Code and the US Treasury regulations promulgated thereunder so that such payments may be made without any obligation on the part of the other party to withhold under section 1471 or 1472 of the Code, (i) promptly upon reasonable demand by Counterparty and (ii) before any such form previously provided by Authorized Participant has become obsolete or incorrect; and

to complete (accurately and in a manner reasonably satisfactory to Counterparty), execute, arrange for any required certification of, and deliver to Counterparty or such government or taxing authority as Counterparty directs, any form or document that is not referred to in Section 7.3(a) or other procedural formalities that may reasonably be required or reasonably requested in order to enable Counterparty to make, or obtain authorization to make, a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as compliance with the paragraph does not materially prejudice the legal or commercial position of the Authorized Participant), as soon as reasonably practicable upon learning that the form or document is required.

Tax Covenants of Counterparty

Counterparty agrees:

to deliver a correct, complete and executed U.S. Internal Revenue Service Form W-9 (establishing an exemption from back-up withholding), W-8BEN, W-8ECI, W-8IMY, and/or W-8EXP or any successor thereto, including appropriate attachments, (i) upon the execution of this Agreement, (ii) promptly upon reasonable demand by Authorized Participant, and (iii) before any such form previously provided by Counterparty has become obsolete or incorrect;

to deliver, with respect to any “withholdable payment” (within the meaning of section 1471 or 1472 of the Code, as in effect on the date hereof), any forms required to be delivered pursuant to the Code and the US Treasury regulations promulgated thereunder, and in the case of a “foreign financial institution” within the meaning of section 1471 of the Code to enter into an agreement with the Treasury as described in section 1471 of the Code, so that such payments may be made without any obligation on the part of the other party to withhold under section 1471 or 1472 of the Code, (i) promptly upon reasonable demand by Authorized Participant and (ii) before any such form previously provided by Counterparty has become obsolete or incorrect; and

to complete, accurately and in a manner reasonably satisfactory to Authorized Participant, execute, arrange for any required certification of, and deliver to Authorized Participant or such government or taxing authority as Authorized Participant directs, any form or document that is not referred to in Section 7.4(a) that may be reasonably required or reasonably requested in order to allow Authorized Participant to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as compliance with the paragraph does not materially prejudice the legal or commercial position of the Authorized Participant), as soon as reasonably practicable upon learning that the form or document is required.

Tax Representations of Authorized Participant

Authorized Participant makes the following representations to Counterparty at all times during the term of this Agreement:

if Authorized Participant is not a US person and provides a W-8BEN:

it is a “non-U.S. branch of a foreign person” (as that term used in section 1.1441-4(a)(3)(ii) of U.S. Treasury Regulations) and a “foreign person” (as that term is used in section 1.6041 4(a)(4) of U.S. Treasury Regulations) for U.S. federal income tax purposes;

it is fully eligible for the benefits of the “Business Profits” provision, the “Interest” provision or the “Other Income” provision of the Treaty with respect to Taxes on Income and on Capital Gains between the United States and Authorized Participant’s jurisdiction of tax residence (as amended or substituted from time to time) with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement;

as of the time any payment is made in connection with this Agreement after December 31, 2012, (x) if Authorized Participant is a “foreign financial institution” within the meaning of section 1471(d)(4) of the the Code), it meets the requirements of section 1471(b) of the Code and has not elected the application of section 1471(b)(3) of the Code, and (y) if Authorized Participant is a “non-financial foreign entity” within the meaning of section 1472(d) of the Code, it meets the requirements of section 1472(b) of the Code, unless one or more exceptions of Code section 1472(c) are applicable with respect to such payment.

no payment received or to be received by it in connection with this Agreement is attributable to a trade or business carried on by it through a permanent establishment in the United States; and

Authorized Participant is not a bank that has entered into this Agreement in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (ii) Authorized Participant is not (and if Authorized Participant is not treated as a corporation for U.S. federal income tax purposes, each beneficial owner, if any, of Authorized Participant is not) a 10% shareholder of Counterparty within the meaning of Code section 871(h)(3)(B), and (iii) Authorized Participant is not (and if Authorized Participant is not treated as a corporation for U.S. federal income tax purposes, each beneficial owner, if any, of Authorized Participant is not) a controlled foreign corporation with respect to Counterparty within the meaning of Code section 881(c)(3)(C).

or, if Authorized Participant is a US person and provides a W-9:

it is a “United States Person” (as that term is defined in Section 7701(a)(30) of the Code or, if Authorized Participant is not a United States Person and delivers a W-8BEN or W-8ECI:

(a)

with respect to payments made to an address within the United States or made by a transfer of funds to an account within the United States, such payment will be effectively connected with the conduct by Authorized Participant of a trade or business in the United States, unless Authorized Participant notifies Counterparty that a payment is not so effectively connected, in which case clauses (i) – (iv) of paragraph (b) shall apply with respect to such payments; and

with respect to payments made to an address outside the United States or made by a transfer of funds to an account outside the United States, unless Authorized Participant notifies Counterparty that such payments are effectively connected with the conduct by the Authorized Participant of a trade or business in the United States:

Authorized Participant is a “non-U.S. branch of a foreign person” (as that term used in section 1.1441-4(a)(3)(ii) of U.S. Treasury Regulations) and a “foreign person” (as that term is used in section 1.6041-4(a)(4) of U.S. Treasury Regulations) for U.S. federal income tax purposes;

Authorized Participant is fully eligible for the benefits of the “Business Profits” provision, the “Interest” provision or the “Other Income” provision of the Treaty with respect to Taxes on Income and on Capital Gains between the United States and Authorized Participant’s jurisdiction of tax residence (as amended or substituted from time to time) with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement; and

no payment received or to be received by Authorized Participant in connection with this Agreement is attributable to a trade or business carried on by it through a permanent establishment in the United States.

Authorized Participant is not a bank that has entered into this Agreement in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (ii) Authorized Participant is not (and if Authorized Participant is not treated as a corporation for U.S. federal income tax purposes, each beneficial owner, if any, of Authorized Participant is not) a 10% shareholder of Counterparty within the meaning of Code section 871(h)(3)(B), and (iii) Authorized Participant is not (and if Authorized Participant is not treated as a corporation for U.S. federal income tax purposes, each beneficial owner, if any, of Authorized Participant is not) a controlled foreign corporation with respect to Counterparty within the meaning of Code section 881(c)(3)(C); and

(c)

as of the time any payment is made in connection with this Agreement after December 31,2013, (x) if Authorized Participant is a “foreign financial institution” within the meaning of section 1471(d)(4) of the US Internal Revenue Code of 1986, as amended (the “Code”), it meets the requirements of section 1471(b) of the Code and has not elected the application of section 1471(b)(3) of the Code, and (y) if Authorized Participant is a “non-financial foreign entity” within the meaning of section 1472(d) of the Code, it meets the requirements of section 1472(b) of the Code, unless one or more exceptions of Code section 1472(c) are applicable with respect to such payment.

or, if Authorized Participant is not a US person and provides a W-8ECI:

all payments received or to be received by it in connection with this Agreement is effectively connected to a trade or business carried on by it in the United States or, if Authorized Participant is not a US person and provides a W-8IMY:

it has attached to the W-8IMY one or more of the forms otherwise described under this section 7.5 on behalf of each person for whom it is acting as an intermediary, and the person on whose behalf such form has been provided makes the applicable representation described in this section 7.5

Tax Representations of Counterparty

Counterparty makes the following representation to Authorized Participant at all times during the term of this Agreement: Counterparty is a “United States Person” (as that term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

SET-OFF

If a Compensation Amount Determination Date has been designated in respect of a Settlement Failure in accordance with Section 0, then any Compensation Amounts, including any interest payable thereon pursuant to Clause 6.3 (“Settlement Failure Amounts”) payable to one Party (the “Payee”) by the other Party (the “Payer”) under this Agreement pursuant to the occurrence of that Settlement Failure will, at the option of the Determining Party in relation to the relevant Settlement Failure (and without prior notice to the Settlement Failure Party) be reduced by set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. The Determining Party will give notice to the Settlement Failure Party of any set-off effected under this Section 8.1.

For the purpose of this Section 8, either the Settlement Failure Amounts or the Other Amounts (or the relevant portion of such amounts) may be converted by the Determining Party into the currency in which the other is denominated at the rate of exchange at which such Party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

If, for the purposes of Section 0, an obligation is unascertained, the Determining Party may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant Party accounting to the other when the obligation is ascertained.

Nothing in this Section 8 will be effective to create a charge or other security interest. This Section 8 will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any Party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

Notices

A notice given between Authorized Participant and Counterparty under or in connection with this Agreement (a Notice):

shall be in writing, in English and signed by an Authorized Individual; and

delivered personally or sent by first class post (and air mail if abroad) or by fax to the Party due to receive the Notice to the address set out in Section 0 or to another address, person or fax number specified by that Party by not less than seven days’ written notice to the other Party received before the Notice was despatched.

Unless there is evidence that it was received earlier, a Notice is deemed given if:

if delivered by hand, at the time of actual delivery;

if sent by prepaid recorded delivery or registered post (or registered airmail in the case of an address outside the United States), on the date it is delivered or its delivery is attempted; or

if sent by fax, upon sending, subject to confirmation of uninterrupted and error-free transmission by a transmission report.

The addresses referred to in Section 0 are:

Name of Party	Address	Facsimile No.	Marked for the attention of

Counterparty		To be notified to Authorized Participant from time to time	Chief [___][Financial] [___][Operating] Officer (with a copy to the General Counsel)

Authorized Participant	[address of Authorized Participant]	[fax of Authorized Participant]	[name]

Amendment

This Agreement may only be amended by a written instrument signed by the Parties or their duly Authorized Individuals, and provisions of this Agreement may only be waived by a written instrument signed by the Party giving the waiver or its duly Authorized Individual.

Termination

This Agreement shall terminate automatically without any action required to be taken by the parties upon termination of the Facility Agreement (but any such termination shall not affect the liability of parties for obligations incurred prior to such termination), and may otherwise be terminated by either party upon __ days’ prior written notice to the other party.

Assignment

Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred by Authorized Participant to another entity without the prior written consent of Counterparty (other than pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of Authorized Participant’s assets to another entity in the same jurisdiction as Authorized Participant) and any purported transfer without such consent will be void. If a transfer is permitted pursuant to this Section 0, Authorized Participant shall pay all stamp and documentary duties and taxes arising as a result of or in connection with any such transfer.

Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred by Counterparty to another entity without the prior written consent of Authorized Participant (and any purported transfer without such consent will be void), unless such transfer is:

pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of Counterparty’s assets to another entity in the same jurisdiction as Counterparty; or

to a transferee to whom Counterparty has transferred its rights and obligations under the Facility Agreement and the Counterparty ISDA pursuant to clause 8.1 thereof,

in which case no such consent shall be required. If a transfer is permitted pursuant to this Section 0, Counterparty shall pay all stamp and documentary duties and taxes arising as a result of or in connection with any such transfer.

Survival

Until this Agreement is terminated in accordance with its terms, the provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein and regardless of any investigation by any Party.

Miscellaneous

Nothing in this Agreement shall make a Party a partner or an agent of the other Party.

Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with New York law.

With respect to any suit, action or proceedings relating to this Agreement (Proceedings), each Party irrevocably: (i) submits to the non-exclusive jurisdiction of New York courts; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such Party. The Parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this agreement or the transactions contemplated hereby.

Nothing in this Agreement precludes either Party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the Parties.

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES BY AUTHORIZED PARTICIPANT

Authorized Participant represents and warrants:

that at any time when it submits a request for the Redemption of any Shares, it will be the only person who is a beneficial owner of such Shares;

that it is a company duly incorporated and validly existing under the laws of _________________;

that it has the requisite power and authority to enter into and perform this Agreement and the Authorized Participant Agreement (including without limitation the Authorized Participant Agreement) and all such actions have been duly Authorized by all necessary procedures on its part;

that its obligations under this Agreement and the Authorized Participant Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

that the execution and delivery by it of this Agreement and the Authorized Participant Agreement and the performance by it of this Agreement and the Authorized Participant Agreement will not:

result in a breach of any provision of its memorandum and articles of association or other constituent documents;

result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

result in a breach of any order, judgment or regulation by which it is bound; and

that it has not done or omitted to do anything which constitutes a breach of this Agreement or the Authorized Participant Agreement.

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES BY COUNTERPARTY

Counterparty represents and warrants:

(b) that it is a corporation domiciled in _________;

that it has the requisite power and authority to enter into and perform this Agreement, the Facility Agreement and the Counterparty ISDA and all such actions have been duly Authorized by all necessary procedures on its part;

that its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

that the execution, delivery and performance by it of this Agreement and the Facility Agreement and the Counterparty ISDA will not:

result in a breach of any provision of its memorandum and articles of association or other constituent documents;

result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

result in a breach of any order, judgment or regulation by which it is bound;

that it has not done or omitted to do anything which constitutes a breach of this Agreement; and

that:

the information which Counterparty has expressly provided to Fund in writing for inclusion in the Prospectus or in a supplementary prospectus; and

any subsequent information which Counterparty may provide to Fund and expressly permit Fund in writing to include in any supplementary prospectus or listing particulars or otherwise to disclose in respect of its listing or offering of Shares, and which is included in the Prospectus or in a supplementary prospectus or listing particulars or any other formal disclosure document as disclosure on Counterparty is true and accurate in all material respects as at the date and time given.

SIGNED by the Parties:

Signed by:	)
)
)
[Authorized Participant]	)
)

Signed by:
)
)
[Counterparty]	)
)
)